Joseph Petito
53 West Hills Road
Huntington Station, NY 11746

July 25, 2001

Sackler Group II
Syosset, NY

Dear David and Harry:

Regretfully, I must inform you that your contract with us is in total default. Your discussion with me about a possible extension, and other matters relating thereto; and my request that such stipulations be faxed to me, so that I could read them, make changes, modifications and/or additions, or subtractions, and fax them back to you, so that when you came in, the agreement would be finished and ready to sign.

Since then, I have heard nothing from you, and came to the only possible conclusion that our transaction was terminated.

To my shock and amazement, the attached Form 15 was filed without my authorization or consent, and without any Board resolution authorizing same. This action, completely disenfranchises over 300 shareholders. It is my understanding that the rights of the shareholders cannot be terminated, changed, diminished, or increased by any act of an officer without Board authorization.

This ultra vires act must and is in the process of being corrected by an immediate withdrawal of Form 15, by terminating David Sackler, as President Pro temp effective immediately, and by terminating the services of Frank Hariton, Esq., also effective immediately.

Sincerely,

Joseph Petito

cc: Frank Hariton, Esq
Roger Bernhammer/Continental Stock Transfer
Steven Bloom, CPA
Robert Anthony, SEC